EXHIBIT 10.2

TERMINATION OF EMPLOYMENT AGREEMENT

This Termination of Employment Agreement (“Agreement”) is entered into as of July 18, 2019 by and between Geospatial Corporation, a Nevada corporation (the “Company”), and Thomas Oxenreiter (“Oxenreiter”), an employee of the Company who is currently serving as the CFO of the Company. The Company and Oxenreiter shall collectively be referred to as the “Parties.”

RECITALS

A.  The Parties entered into an Employment Agreement dated October 18, 2013 (the “Employment Agreement”).

B.  Due to the financial stress of the Company and the recent change in the Board of Directors and Executive Management of the Company, the Company no longer deems this Employment Agreement to be in the best interest of the Company or its shareholders.

NOW, THEREFORE, the Parties agree as follows:

AGREEMENT

1.  Termination of Employment Agreement.  The Company and Oxenreiter agree to terminate the Employment Agreement.  From and after July 18, 2019, Oxenreiter shall serve as the CFO of the Company as an “at will” employee at his current salary with standard Company benefits just like all of the other employees of the Company.

2.  Board of Directors.  The Parties acknowledge that Oxenreiter is currently serving as a member of the Board of Directors and he shall continue to serve as a member of the Board of Directors of the Company.

3.  Shareholder Rights.  The Parties expressly acknowledge that this Agreement does not affect any rights that Oxenreiter has as a shareholder of the Company.

IN WITNESS WHEREOF, the Parties hereby enter into this Agreement.

THOMAS OXENREITERGEOSPATIAL CORPORATION

  /s/ Thomas Oxenreiter____________By:   /s/ David Truitt__________________

Thomas Oxenreiter, Employee/CFO       David Truitt, CEO and Director

By:   /s/ Troy Taggart_________________

      Troy Taggart, President and Director